EXHIBIT 99.1
Investor Relations Contact:
Keith Terreri, Vice President — Finance & Treasurer
Jim Mathias, Manager – Investor Relations
214-570-4641
investor_relations@metropcs.com
MetroPCS Reports Third Quarter 2008 Results
Third Quarter 2008 Highlights Include:
•	Quarterly service revenues of $611 million, an increase of approximately 25% over third quarter of 2007

•	Consolidated Adjusted EBITDA of $201 million, representing approximately 9% year over year growth

•	Quarterly net subscriber additions of approximately 249 thousand

•	Churn of 4.8%, down 40 basis points year over year

•	Reaffirms outlook for 2008 and provides outlook for 2009
DALLAS (November 5, 2008) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of affordable, flexible and predictable unlimited wireless communications service for a flat-rate with no signed contract, today announced financial and operational results for the quarter ended September 30, 2008. MetroPCS reported Consolidated Adjusted EBITDA of $201 million for the third quarter of 2008.
“We are pleased to report very solid results in the third quarter, highlighted by strong subscriber growth and reduced customer churn when compared to the prior year quarter in both our Core and Expansion Markets. With the current challenging economic environment, the fundamentals of our business continue to show favorable trends and results. These results demonstrate the resiliency of our business as we added approximately 249 thousand subscribers in the third quarter and approximately 1.2 million subscribers during the last four quarters. We also are pleased to report that we have achieved another significant milestone having recently surpassed five million subscribers. While aggressively growing our business and capitalizing on the accelerating rate of wireline replacement, we have maintained our discipline of being a low cost provider and continued to deliver sustainable profitable growth,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS.
“At the end of the second quarter of this year we introduced the evolutionary “MetroFlash” service, which enables consumers to bring their existing CDMA handsets to MetroPCS and join the MetroPCS network. MetroFlash has been very successful. This service makes it easier for potential customers to join our network and avoid the cost of purchasing a new handset. This is especially important in this time of economic hardship.
“At the beginning of the third quarter, we reached another important milestone with the launch of service in our first Northeast market, Philadelphia. We continue to build our remaining planned Northeast markets and we look forward to our upcoming launches of service in the New York and

Boston metropolitan areas. We expect our Northeast markets will represent a significant opportunity for the future growth of MetroPCS. The Northeast includes some of the most densely populated metropolitan areas in the country that we believe are ideal for MetroPCS’ predictable, affordable and flexible service.
“We are also excited about the new opportunities now available to us after the recently signed roaming agreement with Leap Wireless. This agreement covers all of our and Leap’s current and future markets, and which, when fully built, could ultimately cover the top 200 markets in the nation and would effectively be a 5th national network,” Linquist concluded.
For the third quarter of 2008, MetroPCS reported consolidated total revenues of approximately $687 million, an increase of 23% over the third quarter of 2007, and income from operations of approximately $121 million, a decrease of 9% when compared to the third quarter of 2007. The Company reported third quarter 2008 consolidated net income of approximately $45 million, or $0.13 per common share, as compared to consolidated net income of $53 million for the same period in 2007.
Key Consolidated Financial and Operating Metrics
(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Service revenues	$611	$489	$1,771	$1,408
Total revenues	$687	$557	$2,028	$1,644
Income from operations	$121	$133	$368	$368
Net income	$45	$53	$135	$148
Diluted net income per common share	$0.13	$0.15	$0.38	$0.43
Consolidated Adjusted EBITDA(1)	$201	$184	$589	$514
Consolidated Adjusted EBITDA as a percentage of service revenues	32.9%	37.7%	33.2%	36.5%

ARPU(1)	$40.42	$42.77	$41.43	$43.22
CPGA(1)	$123.52	$125.92	$126.35	$118.99
CPU(1)	$18.18	$17.81	$18.41	$18.11
Churn-Average Monthly Rate	4.8%	5.2%	4.5%	4.7%

Consolidated Subscribers
End of Period	4,847,314	3,664,218	4,847,314	3,664,218
Net Additions	249,265	114,302	884,528	723,232

(1)	- For a reconciliation of Non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
Consolidated Comparison of Third Quarter Ended September 2008 versus Third Quarter Ended September 2007
MetroPCS reported consolidated service revenues of approximately $611 million, an approximate 25% increase when compared to the prior year third quarter, which was primarily attributable to the net addition of approximately 1.2 million subscribers since the third quarter of 2007 partially offset by the higher participation in our Family Plans and reduced revenue from certain features now included in our service plans that were previously provided a la carte. Equipment revenues increased by $8 million, or 12%, for the quarter primarily as a result of an increase in consolidated gross additions as well as an increase in the sale of handsets to existing subscribers, partially offset by a lower average price of handsets activated.

Income from operations decreased approximately $12 million, or 9%, for the quarter ended September 30, 2008 as compared to the prior year’s third quarter. This was due largely to higher cost of service of approximately $56 million, higher cost of equipment of $29 million, higher selling, general and administrative expenses of $32 million, higher depreciation and amortization expense of $22 million and an increase in loss on disposal of assets of $3 million. These increases were partially offset by an increase in total revenues of $130 million. The increase in cost of service was mainly related to the increase in total subscribers, as well as the continued build-out of the Auction 66 Markets. Cost of equipment increased as a result of increases in gross additions as well as an increase in sales of handsets to existing subscribers, partially offset by a lower average cost of handsets activated. Selling, general and administrative expenses increased principally as a result of the Company’s continued growth in the Expansion Markets, including our continued build-out of the Auction 66 Markets. Depreciation and amortization expense increased by $22 million due to a larger amount of property, plant and equipment in service, primarily within the Expansion Markets as a result of the launch of service in the Las Vegas, Jacksonville and Philadelphia metropolitan areas. Loss on disposal of assets increased $3 million due to certain network equipment that was retired and replaced with new equipment in the Core Markets. Consolidated Adjusted EBITDA of $201 million increased approximately $17 million when compared to the same period in the previous year.
Average revenue per user (ARPU) of $40.42 represents a decrease of $2.35 when compared to the third quarter of 2007 and a decrease of $1.35 when compared to the second quarter of 2008. The change in ARPU from the third quarter of the prior year and from the second quarter of 2008 is mostly attributable to higher participation in our Family Plans as well as reduced revenue from certain features now included in our service plans that were previously provided a la carte. The Company’s cost per gross addition (CPGA) of $123.52 for the quarter represents a decrease of $2.40 when compared to the prior year’s third quarter and was principally driven by a 39% increase in gross additions. Cost per user (CPU) increased to $18.18 in the third quarter, or 2%, over the third quarter of 2007 primarily due to expenses related to the construction of the New York and Boston metropolitan areas and the launch of service in the Las Vegas, Jacksonville and Philadelphia metropolitan areas, partially offset by a decrease in Core Markets CPU resulting from the Company’s continued scaling of the business.
Core Markets Segment Results
(in millions, except percentages and subscriber amounts)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Service revenues	$372	$358	$1,118	$1,052
Total revenues	$416	$407	$1,270	$1,220
Income from operations	$144	$141	$428	$394
Adjusted EBITDA	$182	$171	$540	$489
Adjusted EBITDA as a percentage of service revenues	49.0%	47.7%	48.3%	46.5%

Subscribers
End of Period	2,845,732	2,578,019	2,845,732	2,578,019
Net Additions	30,379	35,729	186,827	277,061
Core Markets Comparison of Third Quarter Ended September 2008 versus Third Quarter Ended September 2007
The Core Markets continued to grow and ended the quarter with over 2.8 million subscribers. The additional 268 thousand net subscribers acquired since September 30, 2007, partially offset by the higher participation in our Family Plans and reduced revenue from certain features now included in our service plans that were previously provided a la carte, generated an additional $14 million of service revenue for the quarter ended September 30, 2008 when compared to third quarter of 2007. A lower average price of handsets activated resulted in a $5 million decrease in equipment revenues.

Income from operations increased $3 million, or 2%, for the quarter ended September 30, 2008 as compared to the third quarter of 2007. This increase was due in part to an increase in total revenues of approximately $9 million and lower cost of equipment during the quarter of approximately $3 million due primarily to a lower average cost of handsets activated. These items were partially offset by higher non-cash stock based compensation expenses of approximately $3 million, higher depreciation and amortization expense of $3 million and a $3 million increase in loss on disposal of assets due to certain network equipment that was retired and replaced with new equipment. Cost of service as well as selling, general and administrative expenses remained relatively flat for the quarter ended September 30, 2008 when compared to the third quarter of 2007.
Expansion Markets Segment Results
(in millions, except percentages and subscriber amounts)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Service revenues	$239	$131	$653	$356
Total revenues	$271	$150	$758	$424
Loss from operations	$(19)	$(6)	$(46)	$(22)
Adjusted EBITDA	$19	$13	$49	$25
Adjusted EBITDA as a percentage of service revenues	7.8%	10.3%	7.5%	7.0%

Subscribers
End of Period	2,001,582	1,086,199	2,001,582	1,086,199
Net Additions	218,886	78,573	697,701	446,171
Expansion Markets Comparison of Third Quarter Ended September 2008 versus Third Quarter Ended September 2007
The Expansion Markets ended the quarter with approximately 2.0 million subscribers representing an increase of 915 thousand net subscribers since September 30, 2007. This increase in subscribers partially offset by the higher participation in our Family Plans and reduced revenue from certain features now included in our service plans that were previously provided a la carte, generated an additional $108 million of service revenues for the quarter ended September 30, 2008 when compared to the third quarter of 2007. An increase in gross additions as well as an increase in the sale of handsets to existing subscribers resulted in an increase in equipment revenues of approximately $13 million for the quarter.
Loss from operations increased $13 million, for the quarter ended September 30, 2008 as compared to the third quarter of 2007. This was in part due to higher cost of service of approximately $55 million due to the growth in the Expansion Markets’ subscriber base which also led to higher cost of equipment of $32 million, coupled with the increased sale of handsets to existing subscribers. In addition, higher selling, general and administrative expenses of $29 million were principally the result of supporting Expansion Markets subscriber growth of 84% since September 30, 2007. Expenses incurred in connection with the launch of service in the Los Angeles, Las Vegas, Jacksonville and Philadelphia metropolitan areas as well as expenses related to the construction of the New York and Boston metropolitan areas also accounted for increased cost of service and selling, general and administrative expenses. Depreciation and amortization expense increased $17 million due to a larger amount of property, plant and equipment in service as a result of the launch of service in the Las Vegas, Jacksonville and Philadelphia metropolitan areas. These increases were offset by an increase in total revenues of $121 million for the quarter. The Expansion Markets generated Adjusted EBITDA of $19 million for the quarter versus Adjusted EBITDA of $13 million for the same quarter a year ago.

Operational and Financial Outlook
Year Ended December 31, 2008
For the year ending December 31, 2008, MetroPCS today reaffirms guidance the Company originally provided on November 14, 2007, of net subscriber additions in the range of 1.25 million to 1.52 million on a consolidated basis, with 250 thousand to 320 thousand in the Core Markets and 1.0 million to 1.2 million in the Expansion Markets. The Company currently expects Consolidated Adjusted EBITDA to be in the range of $750 to $850 million for the year ending December 31, 2008 which is inclusive of an Adjusted EBITDA loss in the range of $125 to $175 million in the Auction 66 Markets.
MetroPCS currently expects to incur capital expenditures in the range of $1.1 billion to $1.3 billion for the year ending December 31, 2008 in its Core and Expansion Markets. In addition, the Company paid $313 million for the purchase of spectrum in Auction 73 for the year ended December 31, 2008.
Year Ended December 31, 2009
For the year ending December 31, 2009, MetroPCS currently expects net subscriber additions to be in the range of 1.4 million to 1.7 million on a consolidated basis. The Company currently expects Consolidated Adjusted EBITDA to be in the range of $900 million to $1.1 billion for the year ending December 31, 2009.
MetroPCS currently expects to incur capital expenditures in the range of $0.7 billion to $0.9 billion on a consolidated basis for the year ending December 31, 2009. MetroPCS currently expects to reach free cash flow positive on a consolidated basis in late 2009.
The Company currently plans to focus on building out networks to cover approximately 40 million of total population during 2009-2010, including the previously announced launch of the Boston and New York metropolitan areas in early 2009.
MetroPCS Conference Call Information
MetroPCS Communications, Inc. will host a conference call to discuss its Third Quarter 2008 Earnings Results at 9:00 a.m. (ET) on Wednesday, November 5, 2008.

Date:	Wednesday, November 5, 2008
Time:	9:00 a.m. (ET)
Call-in Numbers:	Toll free: 888-464-7607
International:	706-634-9318
Participant Passcode:	61386966
Please plan on accessing the conference call ten minutes prior to the scheduled start time.
The conference call will be broadcast live via the Company’s Investor Relations website at http://investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. (ET) on November 5, 2008.

A replay of the conference call will be available for one week starting shortly after the call concludes and can be accessed by dialing 800-642-1687 (toll free) or 706-645-9291 (International). The passcode required to listen to the replay is 61386966.
To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, http://www.metropcs.com, and subscribe to E-mail Alerts.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 149 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York City, Los Angeles, San Francisco, Dallas, Philadelphia, Atlanta, Detroit, Boston, Miami, Tampa, and Sacramento. MetroPCS ranked “Highest In Customer Satisfaction With Wireless Prepaid Service” in the J.D. Power and Associates third annual Prepaid Customer Satisfaction Study in July of 2008. MetroPCS has over 5 million subscribers and currently offers service in the Atlanta, Dallas, Detroit, Jacksonville, Las Vegas, Los Angeles, Miami, Orlando, Philadelphia, Sacramento, San Francisco, Sarasota and Tampa metropolitan areas. For more information please visit www.metropcs.com.
Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:
•	the highly competitive nature of our industry;

•	the rapid technological changes in our industry;

•	an economic slow down or recession in the United States;

•	the state of the capital markets and the United States economy;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to sustain the growth rates we are projecting;

•	our ability to access the funds necessary to build and operate our Auction 66 Markets;

•	the costs associated with being a public company and our ability to comply with the internal financial and disclosure control and reporting obligations of public companies;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to clear the Auction 66 Market spectrum of incumbent licensees;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation of our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our ability to attract and retain key members of management; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q, in Part I, Item 1A, “Risk Factors”.
The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The Company does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share information)
(Unaudited)

	September 30,	December 31,
	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$1,020,392	$1,470,208
Inventories, net	82,495	109,139
Accounts receivable (net of allowance for uncollectible accounts of $3,637 and $2,908 at September 30, 2008 and December 31, 2007, respectively)	39,306	31,809
Prepaid charges	67,798	60,469
Deferred charges	38,337	34,635
Deferred tax asset	4,922	4,920
Other current assets	23,675	21,704

Total current assets	1,276,925	1,732,884

Property and equipment, net	2,514,435	1,891,411
Long-term investments	16,945	36,050
FCC licenses	2,391,343	2,072,895
Microwave relocation costs	12,058	10,105
Other assets	66,269	62,785

Total assets	$6,277,975	$5,806,130

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$573,736	$439,449
Current maturities of long-term debt	16,492	16,000
Deferred revenue	136,536	120,481
Other current liabilities	4,421	4,560

Total current liabilities	731,185	580,490
Long-term debt, net	3,001,265	2,986,177
Deferred tax liabilities	384,410	290,128
Deferred rents	50,047	35,779
Redeemable minority interest	5,969	5,032
Other long-term liabilities	80,169	59,778

Total liabilities	4,253,045	3,957,384

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at September 30, 2008 and December 31, 2007	—	—
Common Stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 350,097,854 and 348,108,027 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	35	35
Additional paid-in capital	1,564,883	1,524,769
Retained earnings	473,275	338,411
Accumulated other comprehensive loss	(13,263)	(14,469)

Total stockholders’ equity	2,024,930	1,848,746

Total liabilities and stockholders’ equity	$6,277,975	$5,806,130

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(in thousands, except share and per share information)
(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES:
Service revenues	$610,691	$489,131	$1,771,222	$1,407,988
Equipment revenues	76,030	67,607	256,660	236,612

Total revenues	686,721	556,738	2,027,882	1,644,600

OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization expense of $58,484, $40,247, $160,202 and $112,073, shown separately below)	219,423	163,671	614,036	471,233
Cost of equipment	160,538	131,179	520,783	437,925
Selling, general and administrative expenses (excluding depreciation and amortization expense of $9,147, $5,246, $25,617 and $13,923, shown separately below)	116,654	84,496	334,448	240,150
Depreciation and amortization	67,631	45,493	185,819	125,996
Loss (gain) on disposal of assets	1,822	(1,239)	4,471	1,419

Total operating expenses	566,068	423,600	1,659,557	1,276,723

Income from operations	120,653	133,138	368,325	367,877

OTHER EXPENSE (INCOME):
Interest expense	42,950	54,574	136,032	152,718
Accretion of put option in majority-owned subsidiary	317	254	937	746
Interest and other income	(5,164)	(23,317)	(20,418)	(44,968)
Impairment loss on investment securities	2,956	15,007	20,037	15,007

Total other expense	41,059	46,518	136,588	123,503

Income before provision for income taxes	79,594	86,620	231,737	244,374

Provision for income taxes	(34,714)	(33,512)	(96,873)	(96,820)

Net income	44,880	53,108	134,864	147,554

Accrued dividends on Series D Preferred Stock	—	—	—	(6,499)
Accrued dividends on Series E Preferred Stock	—	—	—	(929)
Accretion on Series D Preferred Stock	—	—	—	(148)
Accretion on Series E Preferred Stock	—	—	—	(107)

Net income applicable to Common Stock	$44,880	$53,108	$134,864	$139,871

Net income	$44,880	$53,108	$134,864	$147,554
Other comprehensive income:
Unrealized gains on available-for-sale securities, net of tax	—	3,961	798	6,363
Unrealized losses on cash flow hedging derivatives, net of tax	(3,202)	(9,286)	(7,863)	(4,157)
Reclassification adjustment for losses (gains) included in net income, net of tax	3,570	(5,016)	8,271	(7,545)

Comprehensive income	$45,248	$42,767	$136,070	$142,215

Net income per common share:
Basic	$0.13	$0.15	$0.39	$0.44

Diluted	$0.13	$0.15	$0.38	$0.43

Weighted average shares:
Basic	349,983,692	346,844,393	349,069,936	267,545,403

Diluted	355,883,935	356,638,145	355,573,339	276,482,986

MetroPCS Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the nine months ended
	September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$134,864	$147,554
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	185,819	125,996
Provision for uncollectible accounts receivable	14	30
Deferred rent expense	14,268	6,582
Cost of abandoned cell sites	3,603	4,876
Stock-based compensation expense	30,254	18,971
Non-cash interest expense	1,875	2,657
Loss on disposal of assets	4,471	1,419
Gain on sale of investments	—	(8,523)
Impairment loss on investment securities	20,037	15,007
Accretion of asset retirement obligation	2,244	899
Accretion of put option in majority-owned subsidiary	937	746
Deferred income taxes	93,484	95,257
Changes in assets and liabilities:
Inventories	26,644	(3,348)
Accounts receivable	(7,511)	(6,252)
Prepaid charges	(17,854)	(10,268)
Deferred charges	(3,702)	(3,941)
Other assets	(298)	(16,057)
Accounts payable and accrued expenses	21,381	49,584
Deferred revenue	16,069	17,785
Other liabilities	1,308	1,476

Net cash provided by operating activities	527,907	440,450

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(660,771)	(525,701)
Change in prepaid purchases of property and equipment	10,526	(9,523)
Proceeds from sale of property and equipment	502	604
Purchase of investments	—	(3,358,427)
Proceeds from sale of investments	37	3,501,457
Change in restricted cash and investments	—	294
Purchases of FCC licenses	(314,567)	—
Cash used in business acquisitions	(25,163)	(669)
Microwave relocation costs	(1,798)	(547)

Net cash used in investing activities	(991,234)	(392,512)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	15,809	23,021
Proceeds from 9 1/4% Senior Notes	—	423,500
Proceeds from initial public offering	—	862,500
Debt issuance costs	—	(3,120)
Cost of raising capital	—	(44,225)
Repayment of debt	(12,000)	(12,000)
Proceeds from exercise of stock options	9,702	5,148

Net cash provided by financing activities	13,511	1,254,824

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(449,816)	1,302,762
CASH AND CASH EQUIVALENTS, beginning of period	1,470,208	161,498

CASH AND CASH EQUIVALENTS, end of period	$1,020,392	$1,464,260

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.
Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.
ARPU — The Company utilizes ARPU to evaluate per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of activation revenues, as these amounts are a component of costs of acquiring new customers and are included in the calculation of CPGA. ARPU is also calculated exclusive of pass through charges that the Company collects from its customers and remits to the appropriate government agencies.
Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. The following table shows the calculation of ARPU for the periods indicated.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(in thousands, except average number
	of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$610,691	$489,131	$1,771,222	$1,407,988
Less:
Activation revenues	(4,386)	(2,995)	(11,910)	(8,137)
Pass through charges	(31,445)	(25,215)	(88,582)	(71,206)

Net service revenues	$574,860	$460,921	$1,670,730	$1,328,645
Divided by: Average number of customers	4,741,043	3,592,045	4,480,606	3,416,036

ARPU	$40.42	$42.77	$41.43	$43.22

CPGA — The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband PCS providers. Activation revenues and equipment revenues related to new customers are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(in thousands, except gross customer
	additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$58,916	$35,625	$158,743	$99,096
Less: Activation revenues	(4,386)	(2,995)	(11,910)	(8,137)
Less: Equipment revenues	(76,030)	(67,607)	(256,660)	(236,612)
Add: Equipment revenue not associated with new customers	33,295	31,590	116,711	107,492
Add: Cost of equipment	160,538	131,179	520,783	437,925
Less: Equipment costs not associated with new customers	(56,891)	(43,254)	(188,096)	(142,218)

Gross addition expenses	$115,442	$84,538	$339,571	$257,546
Divided by: Gross customer additions	934,607	671,379	2,687,513	2,164,511

CPGA	$123.52	$125.92	$126.35	$118.99

CPU — CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)) exclusive of pas through charges, divided by the sum of the average monthly number of customers during such period. CPU does not include any depreciation and amortization expense. Management uses CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. We believe investors use CPU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers. Other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(in thousands, except average number
	of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$219,423	$163,671	$614,036	$471,233
Add: General and administrative expense	57,738	48,871	175,705	141,054
Add: Net loss on equipment transactions unrelated to initial customer acquisition	23,596	11,664	71,385	34,726
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(10,782)	(7,107)	(30,254)	(18,971)
Less: Pass through charges	(31,445)	(25,215)	(88,582)	(71,206)

Total costs used in the calculation of CPU	$258,530	$191,884	$742,290	$556,836
Divided by: Average number of customers	4,741,043	3,592,045	4,480,606	3,416,036

CPU	$18.18	$17.81	$18.41	$18.11

The Company’s senior secured credit facility calculates consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS minus interest and other income and non-cash items increasing consolidated net income. The Company considers Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to the Company’s ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. The Company presents Adjusted EBITDA because covenants in its senior secured credit facility contain ratios based on this measure. If the Company’s Adjusted EBITDA were to decline below certain levels, covenants in the Company’s senior secured credit facility that are based on Adjusted EBITDA, including the maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under the Company’s senior secured credit facility. The Company’s maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on Adjusted EBITDA plus the impact of certain new markets. The lenders under the senior secured credit facility use the senior secured leverage ratio to measure the Company’s ability to meet its obligations on its senior secured debt by comparing the total amount of such debt to its Adjusted EBITDA, which the Company’s lenders use to estimate its cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to Adjusted EBITDA, as defined by the senior secured credit facility. Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.

The following table shows the calculation of our consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, for the three and nine months ended September 30, 2008 and 2007.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(in thousands)
Calculation of Consolidated Adjusted EBITDA:
Net income	$44,880	$53,108	$134,864	$147,554
Adjustments:
Depreciation and amortization	67,631	45,493	185,819	125,996
Loss (gain) on disposal of assets	1,822	(1,239)	4,471	1,419
Stock-based compensation expense (1)	10,782	7,107	30,254	18,971
Interest expense	42,950	54,574	136,032	152,718
Accretion of put option in majority-owned subsidiary (1)	317	254	937	746
Interest and other income	(5,164)	(23,317)	(20,418)	(44,968)
Impairment loss on investment securities	2,956	15,007	20,037	15,007
Provision for income taxes	34,714	33,512	96,873	96,820

Consolidated Adjusted EBITDA	$200,888	$184,499	$588,869	$514,263

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.
In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in our senior secured credit facility, to cash flows from operating activities for the three and nine months ended September 30, 2008 and 2007.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by operating activities	$196,489	$173,141	$527,907	$440,450
Adjustments:
Interest expense	42,950	54,574	136,032	152,718
Non-cash interest expense	(671)	(608)	(1,875)	(2,657)
Interest and other income	(5,164)	(23,317)	(20,418)	(44,968)
(Provision for) recovery of uncollectible accounts receivable	107	(7)	(14)	(30)
Deferred rent expense	(1,302)	(2,316)	(14,268)	(6,582)
Cost of abandoned cell sites	(1,280)	(1,044)	(3,603)	(4,876)
Accretion of asset retirement obligation	(996)	(327)	(2,244)	(899)
Gain on sale of investments	—	6,282	—	8,523
Provision for income taxes	34,714	33,512	96,873	96,820
Deferred income taxes	(33,690)	(33,100)	(93,484)	(95,257)
Changes in working capital	(30,269)	(22,291)	(36,037)	(28,979)

Consolidated Adjusted EBITDA	$200,888	$184,499	$588,869	$514,263

The following table reconciles segment Adjusted EBITDA for the three and nine months ended September 30, 2008 and 2007 to consolidated income before provision for income taxes:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(in thousands)
Segment Adjusted EBITDA:
Core Markets Adjusted EBITDA	$182,189	$170,983	$540,050	$489,175
Expansion Markets Adjusted EBITDA	18,699	13,516	48,819	25,088

Total	200,888	184,499	588,869	514,263
Depreciation and amortization	(67,631)	(45,493)	(185,819)	(125,996)
(Loss) gain on disposal of assets	(1,822)	1,239	(4,471)	(1,419)
Stock-based compensation expense	(10,782)	(7,107)	(30,254)	(18,971)
Interest expense	(42,950)	(54,574)	(136,032)	(152,718)
Accretion of put option in majority-owned subsidiary	(317)	(254)	(937)	(746)
Interest and other income	5,164	23,317	20,418	44,968
Impairment loss on investment securities	(2,956)	(15,007)	(20,037)	(15,007)

Consolidated income before provision for income taxes	$79,594	$86,620	$231,737	$244,374